Exhibit 10.5

Without Prejudice

September 30, 2016

Michael Abrams

Re:    Termination and Severance Agreement
Further to our recent discussions, set out below are the terms we have agreed upon regarding the ending of your employment with Arbutus Biopharma Corporation (the “Company”). Please review the letter and enclosure carefully and seek any advice you deem appropriate.

1.	Your last day of work will be September 30, 2016. You will receive any earned but unpaid Base Salary and any accrued and unused vacation time as of this date.

2.
On or within ten (10) business days after September 30, 2016, you will be provided with a lump sum, all-inclusive payment in the amount of $417,000.00 USD, less required deductions. This payment represents 80% of your Base Salary for a period of eighteen (18) months, as set out in paragraphs 2(a) and 6(b)(i) of your August 4, 2015 Employment Agreement.

3.
As per paragraph 6(b)(iii) of your Employment Agreement, provided that you timely elect COBRA coverage, the Company shall pay on your behalf the COBRA premiums, if any, for the continuation of coverage under Arbutus’ company health plan that you and your dependents are eligible to receive for the earlier of (x) a period of up to 24 months from the Termination Date, or (y) until you become eligible to receive health insurance benefits under any other employer’s group health plan. In addition, the Company shall pay to you the Accrued Benefit (as defined in the Employment Agreement) pursuant to Section 6(b).

4.
Except as noted in paragraphs 3 and 5 of this letter, no other payments will be provided to you and no perquisites or benefits of any nature or kind will be provided or continued, including those set out in paragraphs 6(b)(ii) of your Employment Agreement.

5.	The vesting period for your current options as per the following table, will end on September 30, 2016. There will be no extension beyond this. Please note:

a)
that the Lock-Up Agreement by and between you and the Company, dated January 11, 2015 (the “Lock-Up Agreement”), will remain in full force and effect and your obligations thereunder will continue until such obligations terminate or expire pursuant to the terms of the Lock-Up Agreement;

b)	per the recent Compensation Committee approval, any options granted to you will expire twelve (12) months after September 30, 2016 unless exercised by you.
Please contact Jean Jen if further information is required.

Tekmira/Arbutus Options

Name	Award date	Granted #	Exercise price	Expiry Date	Vesting terms
Mike Abrams	December 9, 2008	5,000	$1.80	8-Dec-18	Immediate
Mike Abrams	January 28, 2010	5,000	$3.85	27-Jan-20	Immediate
Mike Abrams	August 10, 2011	5,000	$2.40	9-Aug-21	Immediate
Mike Abrams	December 23, 2011	5,000	$1.70	22-Dec-21	Immediate
Mike Abrams	December 10, 2012	5,000	$5.15	9-Dec-22	Immediate
Mike Abrams	January 2, 2014	75,000	$8.30	1-Jan-24	1/4 immed. 1/4 on 1st, 2nd & 3rd anniversary
Mike Abrams	March 30, 2015	50,000	$17.57	March 30, 2025	1st, 2nd, and 3rd anniversary
Mike Abrams	July 9, 2015	35,000	$17.57	March 30, 2025	1st, 2nd, and 3rd anniversary from grant date
Mike Abrams	March 15, 2016	45,000	$3.94	March 15, 2026	1st, 2nd, and 3rd anniversary
Mike Abrams	March 15, 2016	5,000	$3.94	March 15, 2026	1st, 2nd, and 3rd anniversary

6.
Following your last day of work, you will enter into a consulting agreement with the Company the principal terms of which will be that you will provide transitional business management services to the Company for a period of 12 months. A formal consulting agreement will be provided to you in due course.

7.
The payments and other terms described above are in full satisfaction of all matters and claims related to your employment with the Company and as such we will require you to sign a release in favour of the Company. A copy of the Release is enclosed.

Confidentiality, Non-Competition and Non-Solicitation
We take this opportunity to remind you of your on-going obligations to the Company regarding Confidentiality, Non-Competition and Non-Solicitation as set out in your Employment Agreement. By signing this letter and accepting the payments referred to above, you acknowledge and agree that you are bound by these obligations.
Notwithstanding anything in this letter, the attached General Release or the Confidentiality, Non-Competition and Non-Solicitation as set out in your Employment Agreement (collectively, the “Agreements”), nothing in the Agreements prohibits you from reporting possible violations of United States federal law or regulation to any United States governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of United States federal law or regulation without prior authorization from or any notice to the Company.

I trust the above terms are an accurate reflection of our agreement. To confirm your acceptance and to allow us to process the payment and expeditiously address the other matters, I ask that you sign the enclosed duplicate copy of this letter and return it to me on or before September 30, 2016. Your signature will constitute a binding agreement between you and the Company. Please also ensure that you sign (in the presence of a witness) and return to me the enclosed Release on or before September 30, 2016.
Thank you for your cooperation and professionalism in reaching this agreement. Thank you also for your service to the Company.
Yours truly,

/s/ Mark Murray

Mark Murray,
President and Chief Executive Officer
/encls

Accepted and agreed by, Michael Abrams:

September 30, 2016	/s/ Michael Abrams
Date	Michael Abrams

GENERAL RELEASE
The Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys, and other persons or entities acting or purporting to act on his behalf (the “Executive’s Parties”), to irrevocably and unconditionally release, acquit, and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company, and said plans’ fiduciaries, agents and trustees (the “Company’s Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies, and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Company’s Parties by reason of, arising out of, related to, or resulting from the Executive’s employment with the Company or the termination of that employment. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability, or other forms of discrimination, any claim arising under federal, state, or local law concerning employment practices, and any claim relating to compensation or benefits. It is understood and agreed that the waiver of benefits and claims contained in this section does not include a waiver of the right to payment of any vested, non-forfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the company which have accrued as of the Date of Termination, and does not include a waiver of the right to benefits and payment of consideration to which the Executive may be entitled under this Agreement or any of the agreements contemplated by this Agreement (including the indemnification agreement and the stock option agreement). The Executive acknowledges that he is entitled to only the severance benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.
Executive agrees that he will not make any derogatory statements, either oral or written, or otherwise disparage any of the Company’s Parties or their products, employees, services, work and/or employment.
The Company agrees that it will not make any derogatory statements, either oral or written, or otherwise disparage any of the Executive’s Parties.
The Executive hereby acknowledges his understanding that under this Agreement he is releasing any known or unknown claims he may have.
The Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his release of claims.

[Signature Page Follows]

IN WITNESS WHEREOF I have hereunto set my hand this 30th day of September 2016.

SIGNED, SEALED and DELIVERED by Mike Abrams in the presence of: /s/ Gloria Pichii Signature Gloria Pichii Name 100 - 8900 Glenlyon Pky, Burnaby, BC Address Executive Assistant Occupation	) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Michael Abrams Michael Abrams